Exhibit 16.1

PricewaterhouseCoopers LLP
Ten Almaden Boulevard
Suite 1600
San Jose, CA 95113
Telephone (408) 817 3700
Facsimile (408) 817 5050
January 5, 2009
Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Bell Microproducts Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Bell Microproducts Inc. dated December 30, 2008. We agree with the statements concerning our Firm in such Form 8-K, however, we make no comment as to the status of the Company’s remediation efforts or as to the effectiveness of the Company’s internal control over financial reporting at any date subsequent to December 31, 2006.
Very truly yours,

PricewaterhouseCoopers LLP